Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the Registration Statement on Form S3 (File No. 333161668) and the Registration Statement on Form S8 (File No. 333146902) of Monmouth Real Estate Investment Corporation of our report dated December 9, 2009, with respect to the consolidated balance sheet of Monmouth Real Estate Investment Corporation and subsidiaries as of September 30, 2009 and 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended and the related financial statement schedule, and with respect to the effectiveness of internal control over financial reporting as of September 30, 2009, which reports appear in the September 30, 2009 annual report on Form 10K of Monmouth Real Estate Investment Corporation.

/s/ PKF

Certified Public Accountants

A Professional Corporation

New York, New York

December 9, 2009

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